Exhibit 99.1

STRAYER EDUCATION, INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2012 REVENUES AND EARNINGS; AND
WINTER TERM 2013 ENROLLMENTS; AND
CEO SUCCESSION PLANS

-- Fourth Quarter Diluted EPS $1.47 --
-- Full Year Diluted EPS $5.76 --
-- McDonnell named CEO, effective May 3, 2013 --
-- Silberman to remain as full-time Executive Chair --

HERNDON, Va.--(BUSINESS WIRE)--February 14, 2013--Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the three months and year ended December 31, 2012. Financial highlights are as follows:

Three Months Ended December 31

●
Revenues for the three months ended December 31, 2012 decreased 9% to $141.9 million, compared to $155.8 million for the same period in 2011, principally due to lower enrollment, and lower revenue per student.

●	Income from operations was $28.7 million compared to $45.4 million for the same period in 2011, a decrease of 37%. Operating income margin was 20.2% compared to 29.1% in 2011.

●
Net income was $16.6 million compared to $26.7 million for the same period in 2011, a decrease of 38%. Diluted earnings per share was $1.47 compared to $2.30 for the same period in 2011, a decrease of 36%. Diluted weighted average shares outstanding decreased 2% to 11,314,000 from 11,592,000 for the same period in 2011.

Year Ended December 31

●	Revenues for the year ended December 31, 2012 decreased 10% to $562.0 million, compared to $627.4 million for the same period in 2011, principally due to lower enrollment.

●	Income from operations was $113.6 million compared to $179.1 million for the same period in 2011, a decrease of 37%. Operating income margin was 20.2% compared to 28.6% in 2011.

●
Net income was $65.9 million compared to $106.0 million in 2011, a decrease of 38%. Diluted earnings per share was $5.76 compared to $8.88 in 2011, a decrease of 35%. Diluted weighted average shares outstanding decreased 4% to 11,440,000 from 11,943,000 in 2011.

Balance Sheet and Cash Flow

At December 31, 2012, the Company had cash and cash equivalents of $47.5 million. The Company generated $82.1 million in cash from operating activities in 2012 compared to $154.4 million during the same period in 2011. Capital expenditures in 2012 were $24.7 million compared to $30.0 million for the same period in 2011.

As previously announced, the Company entered into an amended and restated revolving credit and term loan agreement on November 8, 2012. This credit facility, which is secured by the assets of the Company, provides for a $125.0 million term loan facility and $100.0 million revolving credit facility with a maturity date of December 31, 2016. Proceeds from the new term loan were used to pay off $77.5 million outstanding under the original term loan facility. The Company had no outstanding balance under the revolving credit facility on the day of closing. At December 31, 2012, the Company had $125.0 million outstanding under its term loan and no outstanding balance under its revolving credit facility.

During the fourth quarter of 2012, the Company invested $25.0 million to repurchase approximately 485,000 shares of stock at an average price of $51.56 per share as part of a previously announced stock repurchase authorization. At December 31, 2012, the Company’s remaining share repurchase authorization was $95.0 million. During the year ended December 31, 2012, the Company declared and paid regular, quarterly dividends totaling $47.3 million ($1.00 per share for each quarterly dividend).

For the fourth quarter of 2012, bad debt expense as a percentage of revenues was 4.5% compared to 4.4% for the same period in 2011. Days sales outstanding was 15 days at the end of the fourth quarter of 2012 as well as at the end of the fourth quarter of 2011.

Student Enrollment

Total enrollment at Strayer University for the 2013 winter term decreased 5% to 47,926 students compared to 50,432 students for the same term in 2012. New student enrollments decreased 5%, and continuing student enrollments also decreased 5%. Global online students increased 9%, while students taking 100% of their classes online (including campus based students) decreased 3%.

Student Enrollment

	Winter 2012	Winter 2013	% Change
Campus Based Students:
New Campuses (26 in operation 3 years or less)
Classroom Students	1,176	1,686	43%
Online Students	1,527	2,173	42%
Total New Campus Based Students	2,703	3,859	43%

Mature Campuses (74 in operation more than 3 years)
Classroom Students	19,073	16,969	-11%
Online Students	23,942	21,974	-8%
Total Mature Campus Based Students	43,015	38,943	-9%
Total Campus Based Students	45,718	42,802	-6%
Global Online Students	4,714	5,124	9%
Total University Enrollment	50,432	47,926	-5%

Total Students Taking 100% of Courses Online	30,183	29,271	-3%

New Campus Openings

The Company announced today that Strayer University successfully opened three new campuses for the winter academic term. These three new campuses are located in Houston, Texas, the University’s third campus in that market, and in St. Louis and Kansas City, Missouri, both new markets for the University. With the addition of these three new campuses, the University opened a total of eight new campuses in 2012.

Business Outlook

Based on the enrollments announced for the 2013 winter term, the Company estimates first quarter 2013 diluted earnings per share will be in the range of $1.45 to $1.47.

2013 Annual Meeting of Stockholders

The Company announced today that its 2013 Annual Meeting of Stockholders will take place on Thursday, May 2, 2013 at the Company’s office located at 2303 Dulles Station Blvd., Herndon, Virginia 20171. The record date for this annual meeting will be March 15, 2013.

CEO Succession

The Company announced today that at its next annual meeting on May 2, 2013, Robert S. Silberman will assume the role of full-time Executive Chairman of the Board, and the Company’s current President and Chief Operating Officer, Karl McDonnell, will assume the role of Chief Executive Officer. “In his seven years as our Chief Operating Officer, as well as the last two years as a member of our Company’s Board of Directors, Karl has proven his leadership abilities,” stated Mr. Silberman, “the Board and I have complete confidence in Karl, and look forward to his stewardship of our institution.”

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its fourth quarter 2012 earnings at 10:00 a.m. (ET) today. To participate in the live call, investors should dial (877) 303-9047 10 minutes prior to the start time. In addition, the call will be available via live webcast. To access the live webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. Following the call, the webcast will be archived and available at www.strayereducation.com.

About Strayer Education, Inc.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University. Strayer’s mission is to make higher education achievable for working adults in today’s economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, public administration, and criminal justice to working adult students at 100 campuses in 24 states and Washington, D.C. and worldwide via the Internet. Strayer University also offers an executive MBA online through its Jack Welch Management Institute. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words. The statements are based on the Company’s current expectations and are subject to a number of assumptions, uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U. S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, risks associated with the ability of our students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward-looking statements.

STRAYER EDUCATION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months		For the year
	ended December 31,		ended December 31,
	2011	2012	2011	2012
Revenues	$155,824	$141,933	$627,434	$561,979
Costs and expenses:
Instruction and educational support	72,483	77,685	292,003	300,098
Marketing	18,659	18,171	74,293	71,864
Admissions advisory	6,357	6,641	26,531	26,374
General and administration	12,956	10,711	55,464	50,056
Income from operations	45,369	28,725	179,143	113,587
Investment income	1	1	152	4
Interest expense	1,213	1,244	3,773	4,616
Income before income taxes	44,157	27,482	175,522	108,975
Provision for income taxes	17,486	10,855	69,478	43,045
Net income	$26,671	$16,627	$106,044	$65,930
Earnings per share:
Basic	$2.31	$1.47	$8.91	$5.79
Diluted	$2.30	$1.47	$8.88	$5.76
Weighted average shares outstanding:
Basic	11,564	11,276	11,906	11,390
Diluted	11,592	11,314	11,943	11,440
Shares outstanding at end of quarter	11,792	11,387	11,792	11,387
Dividends per share (paid)	$1.00	$1.00	$4.00	$4.00

STRAYER EDUCATION, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31,	December 31,
	2011	2012
ASSETS
Current assets:
Cash and cash equivalents	$57,137	$47,517
Tuition receivable, net of allowances for doubtful accounts of $7,279 and $6,596 at December 31, 2011 and 2012, respectively	25,006	23,262
Income taxes receivable	394	4,454
Other current assets	12,131	14,422
Total current assets	94,668	89,655
Property and equipment, net	121,149	121,520
Deferred income taxes	3,326	3,279
Goodwill	6,800	6,800
Other assets	5,190	6,538
Total assets	$231,133	$227,792

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$34,039	$39,124
Unearned tuition	15,364	494
Other current liabilities	281	281
Current portion of term loan	27,500	3,125
Total current liabilities	77,184	43,024
Revolving credit facility	20,000	--
Term loan, less current portion	70,000	121,875
Other long-term liabilities	21,656	21,905
Total liabilities	188,840	186,804
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.01; 20,000,000 shares authorized; 11,792,456 and 11,387,299 shares issued and outstanding at December 31, 2011 and 2012, respectively	118	114
Additional paid-in capital	295	299
Retained earnings	42,491	41,311
Accumulated other comprehensive income (loss)	(611)	(736)
Total stockholders’ equity	42,293	40,988
Total liabilities and stockholders’ equity	$231,133	$227,792

STRAYER EDUCATION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the year ended December 31,
	2011	2012
Cash flows from operating activities:
Net income	$106,044	$65,930
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of gain on sale of assets	(281)	(281)
Amortization of deferred rent	1,177	323
Gain on sale of marketable securities	(66)	--
Amortization of deferred financing costs	663	795
Depreciation and amortization	21,525	23,973
Deferred income taxes	3,722	(38)
Stock-based compensation	13,234	5,464
Changes in assets and liabilities:
Tuition receivable, net	(2,995)	1,744
Other current assets	(768)	(2,130)
Other assets	102	(135)
Accounts payable and accrued expenses	(3,360)	5,673
Income taxes payable and income taxes receivable	(1,279)	(4,306)
Unearned tuition	11,841	(14,870)
Other long-term liabilities	4,804	(80)
Net cash provided by operating activities	154,363	82,062
Cash flows from investing activities:
Purchases of property and equipment	(29,991)	(24,733)
Purchases of marketable securities	(2)	--
Proceeds from the sale of marketable securities	12,388	--
Acquisition of assets	(7,000)	--
Net cash used in investing activities	(24,605)	(24,733)
Cash flows from financing activities:
Common dividends paid	(49,105)	(47,328)
Repurchase of common stock	(202,664)	(25,001)
Proceeds from revolving credit facility	120,000	63,000
Payments on revolving credit facility	(100,000)	(83,000)
Proceeds from term loan	100,000	47,500
Payments on term loan	(2,500)	(20,000)
Payment of deferred financing costs	(2,459)	(2,120)
Net cash used in financing activities	(136,728)	(66,949)
Net decrease in cash and cash equivalents	(6,970)	(9,620)
Cash and cash equivalents – beginning of period	64,107	57,137
Cash and cash equivalents – end of period	$57,137	$47,517
Non-cash transactions:
Purchases of property and equipment included in accounts payable	$1,115	$529

CONTACT:
Strayer Education, Inc.
Mark C. Brown, 703-247-2514
Executive Vice President and Chief Financial Officer
or
Sonya Udler, 703-247-2517
Senior Vice President, Corporate Communications
sonya.udler@strayer.edu